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                                                                    EXHIBIT 23.1
                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Sabratek Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Sabratek Corporation of our report dated April 8, 1996, except as to
Note 17 which is as of June 10, 1996, relating to the balance sheets of Sabratek Corporation as of December 31, 1995 and 1994 and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the prospectus contained in the Company's registration statement on Form S-1 (File No. 333-3866).



                                             KPMG Peat Marwick LLP


                                             /s/ KPMG Peat Marwick LLP


Chicago, Illinois
October 2, 1996